Exhibit 10(fff)

THIRD AMENDMENT

TO

CLEVELAND-CLIFFS INC 2007 INCENTIVE EQUITY PLAN

THIS THIRD AMENDMENT is made this 12th day of January, 2009, by Cliffs Natural Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company, with the approval of the Company’s Board of Directors on March 13, 2007 and the approval of the Company’s shareholders on July 27, 2007, established the Cleveland-Cliffs Inc 2007 Incentive Equity Plan (the “Plan”) effective as of March 13, 2007; and

WHEREAS, it is the desire of the Company to amend such Plan in order to require that Plan participants’ tax withholding requirements relating to any grants under the Plan be automatically satisfied out of the grants; and

WHEREAS, the Board of Directors of the Company (the “Board”) has the power to amend the Plan pursuant to Article 14 of the Plan;

NOW, THEREFORE, effective as of January 13, 2009 with respect to all future grants under the Plan, the Board hereby amends the Plan as follows:

(1) Section 16.3 “Withholding” is hereby deleted in its entirety and the following new Section 16.3 will be substituted in lieu thereof to read as follows:

“16.3 Withholding. The Company shall withhold the minimum amount of taxes which it determines it is required by law or required by the terms of this Plan to withhold in connection with any recognition of income incident to this Plan payable in cash or Shares to a Participant or beneficiary. In the event of a taxable event occurring with regard to Shares on or after the date that the Shares become nonforfeitable, the Company shall reduce the fewest number of such Shares owed to the Participant or beneficiary for the Fair Market Value of such

Shares to equal (or exceed by not more than the Fair Market Value of a single Share) the Participant’s or other person’s “Minimum Withholding Tax Liability” resulting from such recognition of income. The Company shall pay cash equal to such Fair Market Value to the appropriate taxing authority for purposes of satisfying such withholding responsibility. If a distribution or other event does not result in any withholding tax liability as a result of the Participant’s election to be taxed at an earlier date or for any other reason, the Company shall not reduce the Shares owed to the Participant or beneficiary. For purposes of this Section 16.3, a person’s “Minimum Withholding Tax Liability” is the product of: (a) the aggregate minimum applicable federal and applicable state and local income withholding tax rates on the date of a recognition of income incident to the Plan; and (b) the Fair Market Value of the Shares recognized as income to the Participant or other person determined as of the date of recognition of income, or other taxable amount under applicable statutes.”

IN WITNESS WHEREOF, a duly authorized officer of the Company, pursuant to the authorization of the Board of Directors of the Company, has caused this Third Amendment to be executed this 12 day of January, 2009.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ William A. Brake

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